Exhibit 23.2

Consent of Independent Auditors’
The Board of Directors
VodafoneZiggo Group Holding B.V.

We consent to the incorporation by reference in the registration statement (Nos. 333-189220, 333-189222, 333-189223, 333-189224, 333-194578, 333-194581, 333-205542 and 333-205543) on Form S-8 of Liberty Global plc of our report dated March 27, 2019, with respect to the consolidated balance sheet of VodafoneZiggo Group Holding B.V. as of December 31, 2018, the related consolidated statements of operations, owners’ equity, and cash flows for the years ended December 31, 2018, and 2017, and the related notes, which report appears in the Form 10-K/A of Liberty Global plc dated March 27, 2020.
Our report dated March 27, 2019, on the consolidated financial statements as of December 31, 2018, includes an emphasis-of-matter paragraph related to the Company’s change in accounting principles due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

/s/ KPMG Accountants N.V.
Amstelveen, the Netherlands
March 27, 2020